Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor footnote described in Note 24, which is as of May 11, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Cott Corporation’s Current Report on Form 8-K dated May 11, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

May 26, 2015